SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No.   9   ) 1

SYSTEMAX INC.

(Name of Issuer)

Common Stock, $.01 Par Value

(Title of Class of Securities)

_____________________

871851 10 1

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 2 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Richard Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
8,998,023
	6	SHARED VOTING POWER
1,472,014
	7	SOLE DISPOSITIVE POWER
8,998,023
	8	SHARED DISPOSITIVE POWER
1,472,014
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,470,037
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
29.01%
12		TYPE OF REPORTING PERSON*
IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 3 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Robert Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,924,092
	6	SHARED VOTING POWER
1,472,014
	7	SOLE DISPOSITIVE POWER
6,924,092
	8	SHARED DISPOSITIVE POWER
1,472,014
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,396,106
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.26%
12		TYPE OF REPORTING PERSON*
IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 4 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Bruce Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,924,090
	6	SHARED VOTING POWER
1,472,014
	7	SOLE DISPOSITIVE POWER
6,924,090
	8	SHARED DISPOSITIVE POWER
1,472,014
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,396,104
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.26%
12		TYPE OF REPORTING PERSON*
IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 5 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Carol Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,000
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
10,000
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03%
12		TYPE OF REPORTING PERSON*
IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 6 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Nancy Leeds Bunt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
230,962
	6	SHARED VOTING POWER
3,200
	7	SOLE DISPOSITIVE POWER
230,962
	8	SHARED DISPOSITIVE POWER
3,200
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
234,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.65%
12		TYPE OF REPORTING PERSON*
IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 7 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
David Leeds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
227,262
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
227,262
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
227,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.63%
12		TYPE OF REPORTING PERSON*
IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 8 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Michele Rosenberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,000
	6	SHARED VOTING POWER
1,465,671
	7	SOLE DISPOSITIVE POWER
2,000
	8	SHARED DISPOSITIVE POWER
1,465,671
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,465,671
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.07%
12		TYPE OF REPORTING PERSON*
IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 9 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Generations Partners, L.P. 11-3296824
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,838,583
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
1,838,583
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,838,583
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.09%
12		TYPE OF REPORTING PERSON*
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 10 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Richard Leeds Irrevocable Trust 13-7039966
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
438,557
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
438,557
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
438,557
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.22%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 11 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Robert Leeds Irrevocable Trust 13-7045037
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
438,557
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
438,557
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
438,557
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.22%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 12 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Bruce Leeds Irrevocable Trust 13-7039904
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
438,557
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
438,557
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
438,557
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.22%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 13 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
GML Partners, L.P. 13-3983149
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
235,850
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
235,850
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
235,850
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.65%
12		TYPE OF REPORTING PERSON*
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 14 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Richard Leeds Family Irrevocable Trust 13-7084941
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
50,000
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
50,000
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
50,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.14%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 15 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Robert Leeds Family Irrevocable Trust 13-7083942
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
50,000
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
50,000
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
50,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.14%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 16 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Bruce Leeds Family Irrevocable Trust 13-7083943
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
50,000
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
50,000
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
50,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.14%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 17 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Bruce Leeds 2006 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,890,769
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
2,890,769
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,890,769
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.01%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 18 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Robert Leeds 2006 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,666,037
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
3,666,037
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,666,037
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.16%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 19 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Richard Leeds 2006 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,890,769
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
2,890,769
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,890,769
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.01%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 20 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Bruce Leeds 2007 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
896,155
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
896,155
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
896,155
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.48%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 21 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Robert Leeds 2007 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,120,887
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
1,120,887
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,120,887
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.11%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 22 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Richard Leeds 2007 GRAT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
896,155
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
896,155
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
896,155
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.48%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 871851 10 1		Page 23 of 31 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Barbara Leeds Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
100
	6	SHARED VOTING POWER
-0-
	7	SOLE DISPOSITIVE POWER
100
	8	SHARED DISPOSITIVE POWER
-0-
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
.0003%
12		TYPE OF REPORTING PERSON*
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer.

Systemax Inc. (the “Company”)

Item 1(b). Address of Issuer’s Principal Executive Offices.

11 Harbor Park Drive

Port Washington, NY 11050

Item 2(a). Name of Person Filing.

This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b). Address of Principal Business Office or, if None, Residence.

(1)

For: Richard Leeds, Robert Leeds, Bruce Leeds, Generations Partners, L.P., The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust, GML Partners, L.P., The Bruce Leeds Irrevocable Trust, The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust, The Bruce Leeds Family Irrevocable Trust, the Robert Leeds 2006 GRAT, the Bruce Leeds 2006 GRAT, the Richard Leeds 2006 GRAT, the Robert Leeds 2007 GRAT, the Bruce Leeds 2007 GRAT, the Richard Leeds 2007 GRAT and the Barbara Leeds Trust:

Systemax Inc.

11 Harbor Park Drive

Port Washington, NY 11050

(2)	For: Michele Rosenberg:

Cornick Garber & Sandler LLP

825 Third Avenue

4th Floor

New York, NY 10022

(3)	For: Carol Leeds:

901 East Camino Real, #14D

Boca Raton, FL 33432

(4)	For: David Leeds:

PO Box 112

Greenvale, NY 11548

(5)	For: Nancy Leeds Bunt:

320 Central Park West

Apt. 10A

New York, NY 10025

Item 2(c). Citizenship.

Each of the persons filing this statement is a United States citizen, a limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d). Title of Class of Securities.

This statement relates to the Company’s Common Stock, par value $.01 per share (the “Common Stock”).

Item 2(e). CUSIP Number.

871851 10 1

Item 3. For Statements Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or ( c).

Not applicable.

Item 4(a), (b) and (c). Ownership.

Richard Leeds is the beneficial owner of 10,470,037 shares of Common Stock of the Company, representing 29.01% of the total number of shares outstanding as of December 31, 2007. Richard Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 8,998,023 of such shares (including 1,838,583 shares owned by Generations Partners, L.P., a limited partnership of which Richard Leeds is the general partner, 2,890,769 shares owned by the Richard Leeds 2006 GRAT, 896,155 shares owned by the Richard Leeds 2007 GRAT and 235,850 shares owner by GML Partner, LP, a limited partnership of which a limited liability company owned by Mr. Leeds is the general partner) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 977,114 of such shares as co-trustee for trusts for the benefit of his brothers’ children or other family members, 100 of such shares as co-trustee of the Barbara Leeds Trust and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P. (but not part of the group filing this Schedule 13G).

Robert Leeds is the beneficial owner of 8,396,106 shares of Common Stock of the Company, representing 23.26% of the total number of shares outstanding as of December 31, 2007. Robert Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,924,092 of such shares (including 3,666,037 shares owned by the Robert Leeds 2006 GRAT and 1,120,887 shares owned by the Robert Leeds 2007 GRAT) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 977,114 of such shares as co-trustee for trusts for the benefit of his brothers’ children or other family members, 100 of such shares as co-trustee of the Barbara Leeds Trust and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P. (but not part of the group filing this Schedule 13G).

Bruce Leeds is the beneficial owner of 8,366,104 shares of Common Stock of the Company, representing 23.26% of the total number of shares outstanding as of December 31, 2007. Bruce Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,924,090 of such shares (including 2,890,769 shares owned by the Bruce Leeds 2006 GRAT and 896,155 shares owned by the Bruce Leeds 2007 GRAT) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 977,114 of such shares as co-trustee for trusts for the benefit of his brothers’ children or other family members, 100 of such shares as co-trustee of the Barbara Leeds Trust and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P. (but not part of the group filing this Schedule 13G).

Carol Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or to direct the disposition, of 10,000 shares of Common Stock of the Company, representing 0.03% of the total number of shares outstanding as of December 31, 2007.

Nancy Leeds Bunt is the beneficial owner of 234,162 shares of Common Stock of the Company, representing 0.65% of the total number of shares outstanding as of December 31, 2007. Nancy Leeds Bunt has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 230,962 of such shares (including 1,000 shares as custodian for Jake Edward Bunt, and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,200 of such shares, all of which are held in her name in retirement and other accounts.

David Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 227,262 shares of Common Stock of the Company, representing 0.63% of the total number of shares outstanding as of December 31, 2007.

Michele Rosenberg is the beneficial owner of 1,467,671 shares of Common Stock of the Company, representing 4.07% of the total number of shares outstanding as of December 31, 2007. Ms. Rosenberg has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,465,671 of such shares as co-trustee for trusts for the benefit of the children of Richard Leeds, Robert Leeds and Bruce Leeds.

Generations Partners, L.P. is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,838,583 shares of Common Stock of the Company, representing 5.09% of the total number of shares outstanding as of December 31, 2007.

Each of The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust and The Bruce Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 438,557 shares of Common Stock of the Company, representing 1.22% of the total number of shares outstanding as of December 31, 2007.

GML Partners, L.P. is the beneficial owner, and has the sole power to vote or to direct the vote and to dispose or to direct the disposition, of 235,850 shares of Common Stock of the Company representing 0.65% of the total number of outstanding shares as of December 31, 2007.

Each of The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 50,000 shares of Common Stock of the Company, representing 0.14% of the total number of shares outstanding as of December 31, 2007.

The Bruce Leeds 2006 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 2,890,769 shares of Common Stock representing 8.01% of the total number of shares outstanding as of December 31, 2007.

The Robert Leeds 2006 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 3,666,037 shares of Common Stock representing 10.16% of the total number of shares outstanding as of December 31, 2007.

The Richard Leeds 2006 GRAT is the beneficial owner, and has sole power to vote or to direct the note and dispose or direct the disposition of 2,890,769 shares of Common Stock representing 8.01% of the total number of shares outstanding as of December 31, 2007.

The Bruce Leeds 2007 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 896,155 shares of Common Stock representing 2.48% of the total number of shares outstanding as of December 31, 2007.

The Robert Leeds 2007 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,120,887 shares of Common Stock representing 3.11% of the total number of shares outstanding as of December 31, 2007.

The Richard Leeds 2007 GRAT is the beneficial owner, and has sole power to vote or to direct the note and dispose or direct the disposition of 896,155 shares of Common Stock representing 2.48% of the total number of shares outstanding as of December 31, 2007.

The Barbara Leeds Trust is the beneficial owner, and has sole sole power to vote or to direct the note and dispose or direct the disposition of 100 shares of Common Stock representing 0.0003% of the total number of shares outstanding as of December 31, 2007.

The Company and each of the persons listed above (each, a “Holder”) have entered into a stockholders agreement which contains, among other things, certain restrictions with respect to the transferability of certain shares of Common Stock held by the Holders, certain provisions regarding the election of directors, certain registration rights granted by the Company with respect to certain shares held by the Holders and certain provisions which may require a Holder to transfer stock in certain circumstances.

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 4 above.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:	February 14, 2008
/s/ Richard Leeds
Richard Leeds

/s/ Robert Leeds
Robert Leeds

/s/ Bruce Leeds
Bruce Leeds

/s/ Carol Leeds
Carol Leeds

/s/ Nancy Leeds Bunt
Nancy Leeds Bunt

/s/ David Leeds
David Leeds

/s/ Michele Rosenberg
Michele Rosenberg

GENERATIONS PARTNERS, L.P.

By:	/s/ Richard Leeds
Richard Leeds, General Partner

THE RICHARD LEEDS IRREVOCABLE TRUST

By:	/s/ Bruce Leeds
Bruce Leeds, as Trustee

By:	/s/ Robert Leeds
Robert Leeds, as Trustee

By:	/s/ Michele Rosenberg
Michele Rosenberg, as Trustee

THE ROBERT LEEDS IRREVOCABLE TRUST

By:	/s/ Bruce Leeds
Bruce Leeds, as Trustee

By:	/s/ Richard Leeds
Richard Leeds, as Trustee

By:	/s/ Michele Rosenberg
Michele Rosenberg, as Trustee

THE BRUCE LEEDS IRREVOCABLE TRUST

By:	/s/ Robert Leeds
Robert Leeds, as Trustee

By:	/s/ Richard Leeds
Richard Leeds, as Trustee

By:	/s/ Michele Rosenberg
Michele Rosenberg, as Trustee

GML PARTNERS, L.P.

By:	/s/ Nancy Leeds Bunt
Nancy Leeds Bunt, General Partner

THE RICHARD LEEDS FAMILY IRREVOCABLE TRUST

By:	/s/ Bruce Leeds
Bruce Leeds, as Trustee

By:	/s/ Robert Leeds
Robert Leeds, as Trustee

By:	/s/ Michele Rosenberg
Michele Rosenberg, as Trustee

THE ROBERT LEEDS FAMILY IRREVOCABLE TRUST

By:	/s/ Bruce Leeds
Bruce Leeds, as Trustee

By:	/s/ Richard Leeds
Richard Leeds, as Trustee

By:	/s/ Michele Rosenberg
Michele Rosenberg, as Trustee

THE BRUCE LEEDS FAMILY IRREVOCABLE TRUST

By:	/s/ Richard Leeds
Richard Leeds, as Trustee

By:	/s/ Robert Leeds
Robert Leeds, as Trustee

By:	/s/ Michele Rosenberg
Michele Rosenberg, as Trustee

THE BRUCE LEEDS 2006 GRAT

By:	/s/ Bruce Leeds
Bruce Leeds, as Trustee

THE ROBERT LEEDS 2006 GRAT

By:	/s/ Robert Leeds
Robert Leeds, as Trustee

THE RICHARD LEEDS 2006 GRAT

By:	/s/ Richard Leeds
Richard Leeds, as Trustee

THE BRUCE LEEDS 2007 GRAT

By:	/s/ Bruce Leeds
Bruce Leeds, as Trustee

THE ROBERT LEEDS 2007 GRAT

By:	/s/ Robert Leeds
Robert Leeds, as Trustee

THE RICHARD LEEDS 2007 GRAT

By:	/s/ Richard Leeds
Richard Leeds, as Trustee

THE BARBARA LEEDS TRUST

By:	/s/ Richard Leeds
Richard Leeds, as Trustee

By:	/s/ Robert Leeds
Robert Leeds, as Trustee

By:	/s/ Bruce Leeds
Bruce Leeds, as Trustee